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PEOPLESOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PeopleSoft Chairman & CEO Responds to Oracle Distortions

PLEASANTON, Calif. — November 18, 2004 - PeopleSoft, Inc. (Nasdaq: PSFT) today sent the following letter from its Chairman and Chief Executive Officer, Dave Duffield, to Oracle Corporation’s (Nasdaq: ORCL) Chief Executive Officer, Lawrence Ellison:

Via Facsimile — 650-506-7200
Mr. Lawrence J. Ellison
Chief Executive Officer
Oracle Corporation
500 Oracle Parkway
Redwood Shores, CA 94065

November 18, 2004

Dear Mr. Ellison:

     I recently learned that Oracle and its representatives are circulating to the media a chart detailing “my” sales of PeopleSoft stock in late 2003 and suggesting that there is a great story there.

     As your people well know from my reports filed with the SEC, all but two of the sales on your chart were conducted through my Rule 10b5-1 plan, which, as you know, is a prearranged plan over which I have no discretion that is used to gradually diversify my investment portfolio. I understand that you too have a 10b5-1 program and have been selling millions of Oracle shares this year.

     The only non-10b5-1 sales reflected in your chart were made by Maddie’s Fund, the pet rescue foundation I helped found to fund the creation of a no-kill nation. While I sit on the board of Maddie’s Fund, the Fund’s Finance Committee makes all decisions regarding investments and stock sales. I am not a member of the Finance Committee and am not consulted prior to any sale decisions. If there is a story here, it is about the great programs that Maddie’s Fund has helped create to guarantee loving homes for healthy shelter dogs and cats throughout the country. Here is a link to the Maddie’s Fund web site in case you are interested in learning about our good work: http://www.maddiesfund.org.

     If Oracle continues to spread distortions, I will have to consider all appropriate actions, including bringing a claim for defamation. I trust you’ll make sure the word gets out to Ms. Catz and others in your Company.

Truly yours,
/s/ Dave Duffield

CC: Jeffrey O. Henley, Chairman

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,750 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information

PeopleSoft’s Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Innisfree M&A Incorporated for such services and to indemnify Innisfree M&A Incorporated and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004 is contained in PeopleSoft’s definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Contacts

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com